EXHIBIT 14

April 2003

LUCENT TECHNOLOGIES

CODE OF ETHICS FOR CHIEF EXECUTIVE OFFICER AND
SENIOR FINANCIAL OFFICERS

Lucent Technologies Inc. (the “Company”) has its Business Guideposts, which is a code of business conduct and ethics applicable to all directors and employees of the Company. The Business Guideposts contains a number of specific provisions relating to compliance with legal requirements, conflicts of interest, maintenance of accurate records and reporting financial information accurately and timely. The Company has also adopted this Code of Ethics specifically for its chief executive officer (“CEO”) and all financial officers and executives (collectively, the “Financial Officers and Executives”), including the chief financial officer and controller. This Code of Ethics supplements the Business Guideposts and is intended to promote ethical conduct and compliance with law and to deter wrongdoing and conflicts of interest. The Financial Officers and Executives subject to this Code of Ethics will be designated and informed of such designation by the Company.

In addition to the Business Guideposts, the CEO and the Financial Officers and Executives are subject to the following additional specific policies:

1.	In carrying out their duties, the CEO and the Financial Officers and Executives will promote full, fair, accurate, timely and understandable disclosure in all reports and other documents the Company files with, or furnishes or submits, to the Securities and Exchange Commission, as well as other public communications made by the Company. Accordingly, the CEO and each Financial Officer and Executive shall promptly to bring to the attention of the Disclosure Committee established by the Company, the CEO and/or the General Counsel any material information of which she or he may become aware that affects the disclosures made by the Company in its public filings, if such information is not already being adequately addressed in public filings being prepared for the Company.

2.	The CEO and each Financial Officer and Executive shall promptly bring to the attention of the Disclosure Committee and the Audit Committee any information she or he may have concerning (a) significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

3.	In carrying out their duties, the CEO and each Financial Officer and Executive shall endeavor to comply, and to cause the Company to comply, with all applicable governmental laws, rules and regulations.

4.	The CEO shall promptly bring to the attention of the General Counsel or the Chairman of the Audit Committee and each Financial Officer and Executive shall promptly bring to the attention of the General Counsel or the CEO any information she or he may have concerning any (a) unethical behavior or dishonest or illegal acts in violation of the Company’s Business Guideposts involving any management or other employee who has a significant role in the Company’s financial reporting, disclosures or internal controls or (b) violation of this Code of Ethics, including any actual or apparent conflicts of interest between personal and professional relationships. If any of the matters described in the preceding sentence involves the CEO, the Financial Officer or Executive shall promptly bring the matter to the attention of the General Counsel and the Chairman of the Audit Committee.

5.	The CEO shall promptly bring to the attention of the General Counsel or the Chairman of the Audit Committee and each Financial Officer and Executive shall promptly bring to the attention of the General Counsel or the CEO any evidence she or he may have concerning any (a) material violation of the securities or other laws, rules or regulations applicable to the Company and the operation of its business, by the Company or any agent thereof or (b) material violation by the CEO or any Financial Officer or Executive of the Business Guideposts or this Code of Ethics. If any violation described in the preceding sentence involves the CEO, the Financial Officer or Executive shall bring the matter to the attention of the General Counsel and the Chairman of the Audit Committee. If the CEO or any Financial Officer or Executive reports such evidence in accordance with this paragraph and believes or has reason to believe the matter reported is not being or has not been adequately addressed by the Company, she or he shall report such matter to the Chairman of the Audit Committee.

6.	The Board of Directors shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of the Business Guideposts or of this Code of Ethics by the CEO or any Financial Officer or Executive. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to the Business Guidepost and to this Code of Ethics. The Company shall at least annually report violations and the actions taken by the Company to Audit Committee.